EXHIBIT 99.4

OWNERSHIP LIMIT WAIVER AGREEMENT

THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of February 4, 2022, is between New York City REIT, Inc., a Maryland corporation (the “Company”), and AR Global Investments, LLC (“AGI”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Company’s charter, as amended and restated through the date hereof and as presently in effect (the “Charter”).

RECITALS

WHEREAS, as of the date hereof, 13,282,930 shares of the Company’s Class A common stock (the “Common Stock”) are issued and outstanding.

WHEREAS, Section 5.7 of the Charter contains a limitation on the ownership of Shares, which prohibits any Person from Beneficially Owning or Constructively Owning more than 9.8% in value of the aggregate of the outstanding Shares (the “Overall Limit”) and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of Shares (the “Series Limit,” and collectively with the Overall Limit, the “Aggregate Share Ownership Limit”), except as otherwise waived by the Company. These restrictions are designed to ensure the Company’s continued qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, concurrently with the execution of this Agreement the Company is filing a “Certificate of Notice” that will reduce each of the Overall Limit and the Series Limit to 7%.

WHEREAS, concurrently with the execution of this Agreement, Bellevue Capital Partners, LLC (“Bellevue”) has entered into an “Ownership Limit Waiver Agreement” as of the date hereof that provides Bellevue with an ownership limit waiver effective as of the Determination Date (as defined below), allowing Bellevue to be an Excepted Holder (the “Bellevue Waiver”).

WHEREAS, concurrently with the execution of this Agreement, New York City Advisors, LLC (the “Advisor”) has entered into an “Ownership Limit Waiver Agreement” as of the date hereof that provides Advisor with an ownership limit waiver effective as of the Determination Date (as defined below), allowing Advisor to be an Excepted Holder (the “Advisor Waiver” and together with the Bellevue Waiver, the “Bellevue and Advisor Waivers”).

WHEREAS, as of the Determination Date (as defined below), AGI will be treated as Beneficially Owning or Constructively Owning Shares held by each of Bellevue and the Advisor.

WHEREAS, AGI has requested a waiver of the Aggregate Share Ownership Limit with respect to the Bellevue and Advisor Waivers;

WHEREAS, this Ownership Limit Waiver (as defined below) shall be effective as of the date of this Agreement (the “Determination Date”).

WHEREAS, pursuant to Section 5.7(ii)(g)(I) of the Charter, the Company has adopted resolutions approving AGI’s exemption from the Aggregate Share Ownership Limit on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties, intending to be legally bound, in reliance on the representations set forth in the Certificate (as defined below), hereby agree as follow:

AGREEMENT

1. WAIVER OF OWNERSHIP LIMIT

1.1       The Company hereby waives the application of the Aggregate Share Ownership Limit contained in Section 5.7(ii)(a)(I)(A)(1) of the Charter to permit AGI to Beneficially Own or Constructively Own shares of Common Stock (collectively, the “Exempt Stock”), subject to an increased Series Limit for the Common Stock of 20% and an increased Overall Limit of 20% (the “Excepted Holder Limit”) from and after the Determination Date (collectively the “Ownership Limit Waiver”), solely as a result of the Bellevue and Advisor Waivers.

1.2        The Ownership Limit Waiver and Excepted Holder Limit granted by this Section 1 is granted solely to AGI. Any Transfer of the Exempt Stock held by AGI shall cause any such shares to no longer be subject to this Ownership Limit Waiver and any such Shares shall be subject to the Aggregate Share Ownership Limit as of the date of such Transfer.

1.3       The Ownership Limit Waiver and Excepted Holder Limit granted by this Section 1 only grant AGI the right to Beneficially Own or Constructively Own Shares up to the Excepted Holder Limit that are actually owned by Bellevue or the Advisor. AGI shall not directly or indirectly acquire Shares in excess of the Excepted Holder Limit and AGI does not, and shall not so long as this Agreement remains in place, actually own any Shares or Beneficially Own or Constructively Own Shares other than by reason of the actual ownership of Shares by Bellevue or the Advisor.

1.4       Except as specifically provided in Section 1.1, this Agreement does not waive any restrictions or limitations set forth in Section 5.7 of the Charter as they apply to AGI or other Shares Beneficially Owned or Constructively Owned by any person, other than AGI. For the avoidance of doubt, this Agreement also does not modify Section 5.7(ii)(a)(I)(B) and (II) of the Charter in any respect.

2. LIMITATIONS AND OTHER MATTERS

2.1       In no event shall the Ownership Limit Waiver permit any Individual’s Beneficial Ownership or Constructive Ownership of Shares to exceed, at any time, the Aggregate Share Ownership Limit of Section 5.7(i) of the Charter as determined without regard to any provisions of this Agreement, unless and to the extent such Individual is an Excepted Holder. For the purpose of this Agreement, “Individual” has the meaning provided in Section 542(a)(2) of the Code, as modified by Section 856(h)(3) of the Code.

2.2        For the Ownership Limit Waiver to be effective, AGI must execute a counterpart signature page to this Agreement and complete and make the representations and covenants set forth in the Certificate of Representations and Covenants, the form of which is attached hereto as Exhibit A (the “Certificate”), and must deliver such Certificate to the Company. Except as otherwise determined by the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein or in the Certificate. In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the Shares of the Company that would otherwise be in excess of the Aggregate Share Ownership Limit shall be deemed to have been transferred to a Trust in accordance with 5.7(ii)(a)(II) of the Charter.

2.3       AGI shall deliver to the Company, at such times as may reasonably be requested by the Company (it being acknowledged that the Company may reasonably make such request on at least a calendar quarterly basis), a certificate signed by an authorized officer of AGI to the effect that AGI has complied and expects to continue to comply with its representations and covenants set forth in this Agreement and the Certificate. If so requested by the Company, AGI will reasonably cooperate with the Company in investigating any direct or indirect relationship that AGI may have with the Company’s tenants or “independent contractors” (within the meaning of Section 856(d)(3) of the Code).

2.4       This Ownership Limit Waiver shall automatically be deemed to have been revoked (prospectively or, as necessary in order to protect the Company’s qualification as a real estate investment trust under the Code, retroactively) without any further action if the Company determines, in its sole discretion, that the Company’s ability to qualify and maintain its qualification as a real estate investment trust pursuant to Section 856 et seq. of the Code is reasonably likely to be jeopardized by the Ownership Limit Waiver, or in fact the Ownership Limit Waiver would jeopardize such qualification. The Company shall promptly notify AGI in the event that it has been determined that the Ownership Limit Waiver has been revoked pursuant to this Section 2.4.

3. TERM

3.1       The term of this Agreement shall commence as of the Determination Date, and shall terminate on the earliest of (i) the earliest date on which AGI neither Beneficially Owns nor Constructively Owns Shares in excess of the Aggregate Share Ownership Limit; (ii) the earliest date on which any of the conditions set forth in Sections 1 or 2 of this Agreement are no longer true or accurate, or otherwise have been violated; (iii) the earliest date on which any of the representations, warranties, agreements, or undertakings made by AGI in the Certificate (without giving effect to any qualifications as to knowledge) are no longer true, as of such date; (iv) the earliest date on which the Company makes the determination set forth in Section 2.4 of this Agreement; or (v) the earliest date on which either of the Bellevue Waiver or the Advisor Waiver has been terminated.

4. MISCELLANEOUS

4.1       All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

4.2       This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

4.3       All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

4.4       The Recitals to this Agreement are incorporated into and are deemed a part of this Agreement.

[Signature Page Follows]

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY

New York City REIT, Inc.

By:	/s/ Christopher Masterson
Name:	Christopher Masterson
Title:	CFO

AGI

AR Global Investments, LLC

By:	/s/ Michael Anderson
Name:	Michael Anderson
Title:	Authorized Signatory

[Signature Page to Ownership Limit Waiver Agreement]

EXHIBIT A

CERTIFICATE OF REPRESENTATIONS AND COVENANTS
FOR
OWNERSHIP LIMIT WAIVER

New York City REIT, Inc. (the “Company”), as of the date hereof, has 13,282,930 shares of Class A common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding. Each of Bellevue Capital Partners, LLC (“Bellevue”) and New York City Advisors, LLC (the “Advisor”) has entered into an Ownership Limit Waiver Agreement as of the date hereof that provides each with an ownership limit waiver effective as of the Determination Date (as defined below) allowing each to be an Excepted Holder (the “Bellevue and Advisor Waivers”). As of the Determination Date (as defined below), AR Global Investments, LLC (“AGI”), is treated as Beneficially Owning or Constructively Owning Shares held by Bellevue and the Advisor. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Waiver Agreement (as defined below).

The undersigned officer of AGI hereby certifies on behalf of AGI, and affirms as of the date hereof (the “Determination Date”), the accuracy of the representations set forth in this Certificate of Representations and Covenants for Ownership Limit Waiver (this “Certificate”) on which the Company will rely with regard to granting the Ownership Limit Waiver for AGI and an Excepted Holder Limit pursuant to that certain Ownership Limit Waiver Agreement between the Company and AGI, dated as of the date hereof (the “Waiver Agreement”). To the extent that the representations set forth below refer to future conduct, such representations constitute covenants of AGI.

1.	As of the day immediately prior to the Determination Date, AGI does not actually own Shares of the Company, and does not Beneficially Own or Constructively Own Shares of the Company in excess of the Aggregate Share Ownership Limit (as in effect on the date immediately prior to the Determination Date).
2.	AGI does not know or have reason to know that, as of the Determination Date, any Person (as defined in the Charter) would be in violation of Section 5.7((ii)(a)(I)(A) or (B) of the Charter. AGI will immediately notify the Company if it knows or has reason to know of such a violation.
3.	Commencing with the Determination Date and at all times thereafter during which AGI Beneficially Owns or Constructively Owns an amount of shares of Common Stock in excess of the Aggregate Share Ownership Limit:
(a)	In no event will AGI actually own, Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit.
(b)	No Person who is treated as an individual under Section 542(a)(2) of the Code (determined after taking into account Section 856(h) of the Code) that is a direct or indirect member of AGI: (i) actually owns, Beneficially Owns or Constructively Owns, or in the future will actually own, Beneficially Own or Constructively Own, more than 7% in value of the Company or (ii) actually owns, Beneficially Owns or Constructively Own, or in the future will actually own, Beneficially Own or Constructively Own, as a result of AGI or AGI’s Exempt Stock, Shares in excess of the Aggregate Share Ownership Limit, unless, in each case, that Person is an Excepted Holder.
(c)	AGI will not purchase or acquire Shares.

(d)	Other than a tenant that is a “taxable REIT subsidiary” of the Company (within the meaning of Section 856(l) of the Code), AGI has not and will not be a tenant of the Company, or actually own, Beneficially Own or Constructively Own an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) if it would cause the Company to actually own, Beneficially Own or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.
4.	AGI covenants that, after the date hereof, it will promptly notify the Company of the date on which the foregoing representations and covenants are no longer true and correct in all respects, and acknowledges and agrees that, if at any time the foregoing covenant and representation would not be accurate, or if there is an event that would result in the Company being treated as “closely held” within the meaning of Section 856(a)(6) of the Code, or the disqualification of the Company as a real estate investment trust under Section 856(a) of the Code by virtue of actual ownership, Beneficial Ownership or Constructive Ownership, AGI shall comply with applicable provisions as set forth in the Charter and take any and all remedial measures in order to cause the representations and covenants in this Section 3 to be accurate and not cause the Company to be treated as “closely held” within the meaning of Section 856(a)(6) of the Code or fail to qualify as a real estate investment trust under Section 856(a) of the Code.
5.	AGI understands and acknowledges that:
(a)	The Ownership Limit Waiver and Excepted Holder Limit are for the sole benefit of AGI and may not be assigned or transferred, including by operation of law or in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the Ownership Limit Waiver, by AGI without prior written consent of the Company.
(b)	The Ownership Limit Waiver and Excepted Holder Limit apply only in respect of any Exempt Stock purchased pursuant to the Bellevue and Advisor Waivers, and not to any other Shares of the Company that may be owned by AGI.
(c)	The Exempt Stock remains subject to the restrictions and limitations set forth in Sections 5.7(ii)(a)(I)(B) and 5.7(ii)(a)(I)(C) of the Charter.
(d)	Any violation or attempted violation of the representations and covenants set forth above, to the extent provided in the Waiver Agreement, (or any other action which is contrary to the restrictions on transfer and ownership of Shares set forth in Section 5.7(ii)(a)(I) of the Charter) will result in any Shares of the Company that would be actually owned, Beneficially Owned or Constructively Owned by AGI in excess of the Aggregate Share Ownership Limit, and that would otherwise be Exempt Stock, being automatically transferred to a Trust in accordance with Section 5.7(ii)(a)(II) of the Charter.
(e)	Except as otherwise determined by the Company, to the extent provided in the Waiver Agreement, the Ownership Limit Waiver shall cease to be effective upon the breach of the representations or covenants set forth herein.
(f)	All questions concerning the construction, validity and interpretation of this Certificate shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

6.	Upon request, AGI shall provide, or cause to be provided, to the Company, such additional information as the Company may reasonably require in order to determine the effect, if any, of the ownership of Shares by AGI on the Company’s qualification as a real estate investment trust for U.S. federal income tax purposes.
7.	The Company may rely on the representations and covenants contained in this Certificate for purposes of granting AGI the Ownership Limit Waiver.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed on behalf of AGI this Certificate as of this 4th day of February, 2022 and the undersigned declares that the undersigned has the authority to sign this Certificate on behalf of AGI.

AR Global Investments, LLC

By:	/s/ Michael Anderson
Name:	Michael Anderson
Title:	Authorized Signatory

[Signature Page to Certificate of Representations and Covenants for Ownership Limit Waiver]